                                 EXHIBIT 11.1

                               ADAC LABORATORIES
                      COMPUTATION OF NET INCOME PER SHARE
                     (In thousands, except per share data)
                                  (Unaudited)




                                   Three Months Ended     Six Months Ended
                                   ------------------    ------------------
                                   April 2,  April 3,    April 2,  April 3,
                                    1995       1994       1995       1994
                                   -------    -------    -------    -------
Average shares outstanding          16,140     15,870     15,555     15,735

Net effect of dilutive stock
 options and warrants                  497        884      1,111      1,038
                                   -------    -------    -------    -------
Average common and common
 equivalent shares
 outstanding                        16,637     16,754     16,666     16,773
                                   =======    =======    =======    =======
Net income                         $ 2,754    $ 5,510    $ 5,184    $10,822
                                   =======    =======    =======    =======
Net income per share               $  0.17    $  0.33    $  0.31    $  0.65
                                   =======    =======    =======    =======

Primary and fully diluted income per share differs by less than three percent in all periods.